Exhibit 3.35

STATE OF ALABAMA

ARTICLES OF ORGANIZATION AND CONVERSION

FOR

WINDSTREAM ALABAMA, LLC

Pursuant to the provisions of the Alabama Limited Liability Company Act, the undersigned hereby adopts the following Articles of Organization and Conversion.

Article I.	The name of the limited liability company is Windstream Alabama, LLC, an Alabama limited liability company.

Article II.	Windstream Alabama, LLC was converted from a corporation to a limited liability pursuant to Section 10-15-3 of the Alabama Business Entities Conversion and Merger Act.

Article III.	The former name of this limited liability company is Windstream Alabama, Inc. The Articles of Dissolution and Conversion for Windstream Alabama, Inc. have been filed at Jefferson County, Alabama.

Article IV.	The conversion from a corporation to a limited liability company was approved by the written consent of all shareholders of Windstream Alabama, Inc, pursuant to the requirements of Section 10-15-3 of the Alabama Business Entities Conversion and Merger Act.

Article V.	The duration of Windstream Alabama, LLC is perpetual.

Article VI.	The purpose for which the Limited Liability Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Alabama Limited Liability Company Act.

Article VII.	The street address of the registered office is 2000 Interstate Park Drive, Suite 204, Montgomery, Alabama 36109, and the name of the registered agent at that office is The Corporation Company.

Article VIII.	The name and address of the initial member is Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

Article IX.	The names and addresses of the initial manager(s) are Francis X. Frantz and Jeffery R. Gardner.

IN WITNESS THEREOF, the undersigned executed these Articles of Organization and Conversion on this the 31st day of October, 2007.

WINDSTREAM ALABAMA, INC.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel

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